CONSULTING AGREEMENT


     Agreement dated as of December l, 1997 between ENERGYNORTH, INC. of 1260 Elm Street, Manchester, New Hampshire ("ENI") and
ALBERT J. HANLON of Concord, New Hampshire ("Consultant").

     In consideration of the mutual promises and obligations contained in this Agreement, the Consultant and ENI agree as follows:

1.   General Description and Scope of Services

          1.1. ENI agrees to retain the services of the Consultant, acting in the capacity of an independent contractor, to perform services in the areas of environmental investigation and remediation and related matters as designated by ENI, to which the Consultant shall apply his substantial knowledge, experience and resources.

          1.2. The Consultant agrees to devote such time, not to exceed an average of eight hours per week, and best efforts as may be necessary to perform his duties and responsibilities pursuant to the terms and conditions of this Agreement. Duties and responsibilities hereunder may be performed by the Consultant through the use of mail services, telephone,electronic mail, facsimile or other means of telecommunication.

          1.3. Unless otherwise agreed to in writing, the Consultant agrees not to hire, solicit the employment, or retain the services of any personnel of ENI while the Consultant is performing services for ENI under this Agreement.

          1.4. The Consultant is not, and shall not be construed to be an employee, executive, officer or director of ENI or any of its subsidiaries under this Agreement. Consultant may perform services for other clients which do not conflict with his obligations under this Agreement.

2.   Terms of Consulting Services

               The Consultant is retained by ENI for the two-year period beginning January 1, 1998 through December 31,
          1999, unless earlier terminated as provided in Section
          6 of this Agreement.

3.   Compensation

          3.1. The Consultant shall be paid by ENI at the rate of $2,500.00 per month for the services provided under this Agreement. The Consultant's services shall be

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          billed by the Consultant at the end of each month and
          shall be immediately due and payable.

          3.2. ENI shall pay or reimburse or cause to be reimbursed to the Consultant, in addition to the payment for services described in Section 3.1, all reasonable expenses incurred by the Consultant in performing his services pursuant to this Agreement, including telephone toll charges, travel expenses (excluding travel to and from ENI offices), and disbursements made on behalf on ENI or its subsidiaries.

4.   Facilities and Access to Records and Premises

          4.1. ENI shall provide access to its facilities and such workspace as is reasonably required by Consultant to perform services pursuant to this Agreement. Consultant shall maintain his own office facilities, and ENI shall provide electronic connection between its facilities and Consultant's facilities.

          4.2. ENI agrees to disclose to and permit access of the Consultant all information as may be reasonably necessary to the performance of his obligations under the terms of this Agreement.

          4.3. Unless otherwise agreed to by the parties, the Consultant, while working on the premises of ENI or its subsidiaries, shall observe the working hours, working rules and holiday schedules of ENI applicable to such company's premises.

5.   Non-Disclosure Covenant

          5.1. Non-Disclosure. Except as may be required in the performance of his duties under the terms of this Agreement, unless this Agreement is terminated by ENI without cause or is terminated by the Consultant by reason of a breach of this Agreement by ENI, during the term of this Agreement and for a period of three (3) years thereafter, the Consultant will not, without prior written consent of ENI, disclose, use, or permit the use at any time either during or subsequent to his retention under this Agreement any trade secret or confidential information of ENI of which the Consultant may become informed during his association with ENI. For the purposes of this Section 5.1, "trade secret or confidential information of ENI" means information conspicuously treated as a secret and not generally known about ENI's or any of its subsidiaries' or affiliates' financial information, market information, or business information such as products, processes,

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          research, development, manufacturing techniques, or
          customers and marketing plans. This non-disclosure covenant does not release the Consultant from or supersede any non-disclosure obligations that exist under any other agreements between him and ENI.

          5.2. The Consultant acknowledges that breach of the covenants contained in Section 5.1 of this Agreement cannot be adequately remedied by the award of monetary damages and agrees that his obligations under Section
          5.1 shall be specifically enforceable.

6.   Termination

          6.1. In the event of any material breach of this Agreement by either party, the other party may terminate this Agreement upon seven (7) days' written notice, unless during such period the breach has been remedied or cured, which termination shall not preclude the terminating party from any other remedies it may have at law or in equity.

          6.2. ENI may terminate this Agreement, upon seven (7) days' written notice, for good cause, which termination shall not preclude ENI from any other remedies it may have at law or in equity. "Good cause" shall be limited to conviction of a felony or a crime involving an act of moral turpitude, dishonesty, misfeasance which substantially interferes with the orderly business of ENI or any of its subsidiaries, action that directly or indirectly causes ENI or any of its subsidiaries to suffer substantial loss or damage, refusal to follow or materially neglecting the reasonable requests of ENI made pursuant to this Agreement, and conduct that substantially interferes with or damages the standing or reputation of ENI or any of its subsidiaries.

          6.3. The Consultant may terminate this Agreement, upon thirty (30) days' written notice, at his election.

          6.4. This Agreement shall be terminated in the event of the death or total disability of the Consultant.

          6.3. If this Agreement is terminated as provided herein for any reason other than by Consultant's breach of the Agreement as provided in Section 6.1, good cause as provided in Section 6.2, Consultant's termination of the Agreement as provided in Section 6.3, or Consultant's death or total disability as provided in
          Section 6.4, the monthly payments specified in Section
          3.1 shall continue until the expiration of this Agreement on December 31, 1999.

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7.   Termination on Change of Control

               This Agreement shall continue upon the change of control or ownership of ENI. In the event ENI or its successors terminate this Agreement for any reason (including those designated in Sections 6.1 and 6.2) or materially breach this Agreement, ENI or its successor shall continue to make the same monthly payments specified in Section 3.1 until the expiration of this Agreement on December 31, 1999. A "change of control or ownership of ENI" for purposes of this paragraph means that at least forty percent (40%) of the outstanding stock of ENI, or such lesser amount as the Board shall deem necessary to obtain effective control of ENI, has been obtained by a corporation, person or entity through a merger, consolidation or tender or exchange offer not initiated, supported or endorsed by the Board of ENI.

8.   Other Agreements

               This Agreement contains the entire understanding between the parties and supersedes all prior agreements between them except to the extent specified in Section 5 of this Agreement and neither party shall have any rights against the other pursuant to or in connection with such prior agreements or their previous relationship as employer and employee; provided, however, that this Agreement shall not affect any benefits that may have accrued or vested to the Consultant under the Deferred Compensation Agreement dated November 30, 1993 (as amended) between ENI and the Consultant, ENI's qualified Pension Plan, the ENI Supplemental Executive Retirement Plan, or the ENI Key Employee Performance and Equity Incentive Plan. In addition, this Agreement shall not affect any health or insurance benefits available to Consultant by virtue of his status as a retired employee of ENI.

9.   Arbitration

               Any dispute or controversy between the parties relating to this Agreement shall be settled by binding arbitration in the City of Manchester, State of New Hampshire, pursuant to the governing rules of the American Arbitration Association and shall be subject to the provisions of New Hampshire Revised Statutes Annotated Ch. 542. Judgment upon the award may be entered in any court of competent jurisdiction.

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10.  General Provisions

           10.1. Nonassignability. Neither this Agreement nor any right or interest hereunder shall be assigned by the Consultant, his beneficiaries, or legal representative, without ENI's prior written consent; provided, however that Consultant may assign his right to continued payments in the event of his termination as provided under
           Section 6.5 and 7.

           10.2. Indemnification. ENI shall indemnify and hold Consultant harmless from all claims and expenses for loss or damages, including costs of defense and attorneys fees, related to his performance of services pursuant to this Agreement.

           10.3. No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy, or similar process of assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, and of no effect.

           10.4. Waiver of Breach. The waiver by either party of a breach or any provision of this agreement shall not operate as a waiver of a subsequent breach of the same or any other provision.

           10.5. Notices. Any notice required to be given under this Agreement shall be deemed sufficient if in writing and sent by mail to the parties at the addresses shown above, or such other address as either party may designate from time to time. Notices shall be effective in the order they are received or, if received the same day, as of the time of postmark.

           10.6. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Consultant and his successors and assigns, heirs, executors, administrators and legal representatives, and shall be binding upon and inure to the benefit of ENI, its successors and assigns, including, without limitation, any person, partnership, company or corporation which may acquire substantially all of ENI's assets or business or with or into which ENI may be liquidated, consolidated, merged or otherwise combined.

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           10.7. Amendment of Agreement.  This Agreement may
           not be modified or amended except by an instrument in writing signed by the parties.

           10.8 Headings. The headings in this Agreement herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

           10.9  Governing Law.  This Agreement has been
           executed and delivered in the State of New
           Hampshire and its validity, interpretation, performance and enforcement shall be governed by the laws of the State of New Hampshire.

     IN WITNESS WHEREOF, ENI has caused this Agreement to be executed, and the Consultant has signed this Agreement, all as of the day and year first above written.

                                   ENERGYNORTH, INC.

/s/ Patricia L. Sowa            By:/s/ Robert R. Giordano
Witness                            Robert R. Giordano, President
                                   and Chief Executive Officer


/s/ Patricia L. Sowa            By:/s/ Albert J. Hanlon
Witness                            Albert J. Hanlon